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                                                                    EXHIBIT 11.1

                             NEXTWAVE TELECOM INC.

        CALCULATION OF PRO FORMA NET (LOSS) INCOME PER SHARE (UNAUDITED)

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                                                                 MAY 16, 1995         THREE MONTHS
                                                                (INCEPTION) TO           ENDED
                                                               DECEMBER 31, 1995     MARCH 31, 1996
                                                               -----------------     --------------
Pro forma net (loss) income (unaudited):
  Net Loss...................................................    $  (1,894,000)      $     (344,000)
  Adjustment to interest expense.............................          309,000              450,000
  Adjustment to debt conversion expense......................               --              150,000
                                                                   -----------          -----------
  Adjusted net (loss) income (unaudited).....................    $  (1,585,000)      $      256,000
                                                                   ===========          ===========
Calculation of pro forma common shares outstanding
  (unaudited):
  Series B Common Stock(1)...................................       92,214,000           92,214,000
  Conversion of Series A and C Common Stock into Series B
     Common Stock(1).........................................      112,516,000          112,539,000
  Conversion of Senior Subordinated Notes into Series B
     Common Stock(1).........................................       32,587,000           32,587,000
  Conversion of Foreign Convertible Notes into Series B
     Common Stock............................................        7,235,000            7,235,000
  Options and warrants to purchase Series B Common
     Stock(1)................................................       28,178,000           28,178,000
                                                                   -----------          -----------
          Total pro forma common shares outstanding
            (unaudited)......................................      272,730,000          272,753,000
                                                                   ===========          ===========
Pro forma net (loss) income per share (unaudited)............    $       (0.01)      $         0.00
                                                                   ===========          ===========
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(1) Treated as outstanding for the entire period pursuant to Securities and
    Exchange Commission Staff Accounting Bulletin No. 83.